Exhibit (a)(12)

               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

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
                                                                                                                         Three
                                                                                                                         Months
                                                                                                                         Ended
                                                                    Year Ended 30 September                              31 Dec
                                                        --------------------------------------------------------------------------
                                                           1994       1995           1996          1997       1998        1998
Earnings:                                                                  (Millions of dollars)
Income before extraordinary item and
  the cumulative effect of accounting
  changes:                                              $233.5        $368.2         $416.4        $429.3     $546.8      $126.4

Add (deduct):
   Provision for income taxes                             95.2         186.2          195.5         203.4      280.9        60.8

   Fixed charges, excluding capitalized interest         127.1         148.8          184.0         233.0      202.8        48.5

  Capitalized interest amortized during the period         8.0           9.1            9.4           8.3        7.4         1.5

  Undistributed earnings of
     less-than-fifty-percent-owned affiliates             (2.8)        (25.4)         (40.6)        (31.1)     (25.3)       (8.9)
                                                          ----         -----          -----         -----      -----      ------
     Earnings, as adjusted                              $461.0        $686.9         $764.7        $842.9   $1,012.6      $228.3
                                                        ======        ======         ======        ======   ========      ======

Fixed Charges:

Interest on indebtedness, including capital lease
   obligations                                          $118.2        $139.4         $171.7        $217.8     $186.7      $ 44.3

Capitalized interest                                       9.7          18.5           20.0          20.9       18.4         6.8

Amortization of debt discount premium and expense           .8            .2            1.5           1.8        1.9          .5

Portion of rents under operating leases
   representative of the interest factor                   8.1           9.2           10.8          13.4       14.2         3.7
                                                        ------        ------         ------        ------     ------        -----
     Fixed charges                                      $136.8        $167.3         $204.0        $253.9     $221.2      $ 55.3
                                                        ======        ======         ======        ======     ======      =======

Ratio of Earnings to Fixed Charges:                        3.4           4.1            3.7           3.3        4.6         4.1
                                                        ======        ======         ======        ======     ======      =======
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